Exhibit 99.1

Cable ONE Reports Second Quarter 2019 Results

August 7, 2019 – Phoenix, Arizona – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable ONE”) today reported financial and operating results for the quarter ended June 30, 2019.

Second Quarter 2019 Highlights:

●

Total revenues were $285.7 million in the second quarter of 2019 compared to $268.4 million in the second quarter of 2018, an increase of 6.4%. Residential data revenues increased 8.5% and business services revenues increased 29.3% year-over-year.

●

Net income was $36.4 million in the second quarter of 2019, a decrease of 16.9% year-over-year. Adjusted EBITDA(1) was $137.6 million, an increase of 8.1% year-over-year. Net profit margin was 12.7% and Adjusted EBITDA margin(1) was 48.2%.

●

Net cash provided by operating activities was $108.1 million in the second quarter of 2019, an increase of 6.1% year-over-year. Adjusted EBITDA less capital expenditures(1) was $73.7 million in the second quarter of 2019 compared to $77.4 million in the second quarter of 2018.

●	Residential data primary service units (“PSUs”) grew by more than 20,000, or 3.4%, year-over-year.

●	Significant financing transactions completed during the quarter included:
o

Refinanced the existing $234.4 million term loan A with a new $250.0 million term loan A, increased the revolver capacity to $350.0 million from $250.0 million and obtained a new $450.0 million delayed draw term loan; and

o	Redeemed $450.0 million aggregate principal amount of unsecured notes with cash on hand and $325.0 million in new term loan borrowings (the “Notes Redemption”).

●

In April 2019, the Company announced that it had entered into an agreement with Fidelity Communications Co. to acquire its data, video and voice business and certain related assets (collectively, “Fidelity”) for $525.9 million in cash, subject to customary post-closing adjustments. The transaction is expected to close early in the fourth quarter of 2019 and to be financed with cash on hand, revolver capacity and borrowings under the new $450.0 million delayed draw term loan.

(1) Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Measures.” Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. Refer to the “Reconciliations of Non-GAAP Measures” tables within this press release.

Second Quarter 2019 Financial Results Compared to Second Quarter 2018

Revenues increased $17.2 million, or 6.4%, to $285.7 million for the second quarter of 2019, including a $6.8 million contribution from Clearwave Communications (“Clearwave”) operations. The remaining increase was driven primarily by residential data and business services revenue growth, partially offset by decreases in residential video and advertising sales revenues. For the second quarter of 2019 and 2018, residential data revenues comprised 46.5% and 45.6% of total revenues and business services revenues comprised 17.4% and 14.3% of total revenues, respectively.

Operating expenses (excluding depreciation and amortization) were $95.7 million in the second quarter of 2019 compared to $91.8 million in the second quarter of 2018. The increase was primarily attributable to additional expenses related to Clearwave operations and various other operating expenses. As a percentage of revenues, operating expenses were 33.5% for the second quarter of 2019 compared to 34.2% for the year-ago quarter.

Selling, general and administrative expenses were $60.1 million for the second quarter of 2019 and increased $5.9 million, or 10.9%, compared to the second quarter of 2018. The increase was primarily attributable to higher rebranding costs, acquisition-related costs and other expenses incurred during the second quarter of 2019 as well as additional expenses related to Clearwave operations. Selling, general and administrative expenses as a percentage of revenues were 21.0% and 20.2% for the second quarter of 2019 and 2018, respectively.

Depreciation and amortization expense was $54.8 million for the second quarter of 2019 and increased $5.8 million, or 11.8%, compared to the second quarter of 2018. The increase was due primarily to new assets placed in service since the second quarter of 2018 and additional depreciation and amortization related to Clearwave operations, partially offset by assets that became fully depreciated since the second quarter of 2018. The Company recognized $0.9 million and $2.7 million of net losses on asset disposals during the second quarter of 2019 and 2018, respectively.

Interest expense increased $3.6 million, or 23.8%, to $18.5 million, driven by additional outstanding debt and an increase in interest rates year-over-year.

Other expense of $9.6 million in the second quarter of 2019 consisted primarily of a $6.5 million call premium related to the Notes Redemption and $4.9 million of debt issuance cost write-offs and expenses associated with financing transactions, partially offset by interest and investment income. Other income of $0.9 million in the second quarter of 2018 consisted primarily of interest income.

Income tax provision was $9.6 million in the second quarter of 2019 compared to $12.8 million in the prior year quarter. The effective tax rate was 20.8% and 22.6% for the second quarter of 2019 and 2018, respectively. The decrease in the effective tax rate primarily related to a $1.7 million increase in income tax benefits attributable to equity-based compensation awards, partially offset by a $1.2 million decrease in income tax benefits attributable to state effective tax rate changes.

Net income was $36.4 million in the second quarter of 2019 compared to $43.8 million in the prior year quarter.

Adjusted EBITDA was $137.6 million and $127.2 million for the second quarter of 2019 and 2018, respectively, an increase of 8.1%. Capital expenditures totaled $63.9 million and $49.8 million for the second quarter of 2019 and 2018, respectively. Adjusted EBITDA less capital expenditures for the second quarter of 2019 was $73.7 million compared to $77.4 million in the prior year quarter.

Liquidity and Capital Resources

At June 30, 2019, the Company had $102.3 million of cash and cash equivalents on hand compared to $264.1 million at December 31, 2018. The Company’s debt balance was approximately $1.3 billion and $1.2 billion at June 30, 2019 and December 31, 2018, respectively. The Company also had $344.5 million available for borrowing under its revolving credit facility as of June 30, 2019.

During the quarter, the Company incurred $325.0 million in new term loan borrowings maturing in January 2026 and redeemed all $450.0 million aggregate principal amount of its outstanding unsecured notes. The Company also refinanced its existing $234.4 million term loan A with a new $250.0 million term loan A, increased its revolver capacity to $350.0 million and obtained a new $450.0 million delayed draw term loan, all maturing in May 2024.

The Company paid $11.4 million in dividends to stockholders during the second quarter of 2019.

Conference Call

Cable ONE will host a conference call with the financial community to discuss results for the second quarter of 2019 on Wednesday, August 7, 2019, at 5 p.m. Eastern Time (ET).

Shareholders, analysts and other interested parties may register for the conference in advance at http://dpregister.com/10132892. Those unable to pre-register may join the call via the live audio webcast on the Cable ONE Investor Relations website or by dialing 1-844-378-6483 (Canada: 1-855-669-9657/International: 1-412-542-4178) shortly before 5 p.m. ET.

A replay of the call will be available from Wednesday, August 7, 2019 until Wednesday, August 21, 2019 on the Cable ONE Investor Relations website.

Additional Information

The information in this press release should be read in conjunction with the condensed consolidated financial statements and notes thereto contained in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2019, which will be posted on the “SEC Filings” section of the Cable ONE Investor Relations website at ir.cableone.net when it is filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors and others interested in more information about Cable ONE should consult the Company’s website, which is regularly updated with financial and other important information about the Company.

Use of Non-GAAP Financial Measures

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income, net profit margin or net cash provided by operating activities reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and capital expenditures as a percentage of Adjusted EBITDA is reconciled to capital expenditures as a percentage of net income. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. These reconciliations are included in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision, depreciation and amortization, equity-based compensation, severance expense, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on asset disposals, system conversion costs, rebranding costs, other (income) expense and other unusual expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision, changes in operating assets and liabilities, change in deferred income taxes and other unusual expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Capital expenditures as a percentage of Adjusted EBITDA” is defined as capital expenditures divided by Adjusted EBITDA.

The Company uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally-generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under the Company’s credit facilities to determine compliance with the covenants contained in the credit agreement. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes Adjusted EBITDA, Adjusted EBITDA margin and capital expenditures as a percentage of Adjusted EBITDA are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its shareholders.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures, capital expenditures as a percentage of Adjusted EBITDA and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies.

About Cable ONE

Cable One, Inc. (NYSE: CABO) is a leading broadband communications provider serving more than 800,000 residential and business customers in 21 states through its SparklightTM and Clearwave brands. Sparklight provides consumers with a wide array of connectivity and entertainment services, including high-speed internet and advanced Wi-Fi solutions, cable television and phone service. Sparklight Business and Clearwave provide scalable and cost-effective products for businesses ranging in size from small to mid-market, in addition to enterprise, wholesale and carrier customers.

Contacts

Trish Niemann	Steven Cochran
Corporate Communications Director	Chief Financial Officer
602-364-6372	investor_relations@cableone.biz
patricia.niemann@cableone.biz

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the Company’s industry, business, financial results and financial condition. Forward-looking statements often include words such as “will,” “should,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. The Company’s actual results may vary materially from those expressed or implied in its forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by the Company or on its behalf. Important factors that could cause the Company’s actual results to differ materially from those in its forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors:

●	uncertainties as to the timing of the anticipated acquisition of Fidelity and the risk that the transaction may not be completed in a timely manner or at all;
●	the possibility that any or all of the various conditions to the consummation of the anticipated acquisition of Fidelity may not be satisfied or waived;
●

the effect of the announcement or pendency of the Fidelity transaction on the Company’s and Fidelity’s ability to retain and hire key personnel and to maintain relationships with customers, suppliers and other business partners;

●	risks related to management’s attention being diverted from the Company’s ongoing business operations;
●	uncertainties as to the Company’s ability and the amount of time necessary to realize the expected synergies and other benefits of the Fidelity transaction;
●	the Company’s ability to integrate Fidelity’s operations into its own;
●	rising levels of competition from historical and new entrants in the Company’s markets;
●	recent and future changes in technology;
●	the Company’s ability to continue to grow its business services products;
●	increases in programming costs and retransmission fees;
●	the Company’s ability to obtain hardware, software and operational support from vendors;
●	the effects of any new significant acquisitions by the Company;
●	risks that the Company’s rebranding may not produce the benefits expected;
●	adverse economic conditions;
●	the integrity and security of the Company’s network and information systems;
●	the impact of possible security breaches and other disruptions, including cyber-attacks;
●	the Company’s failure to obtain necessary intellectual and proprietary rights to operate its business and the risk of intellectual property claims and litigation against the Company;
●	the Company’s ability to retain key employees;
●	legislative or regulatory efforts to impose network neutrality and other new requirements on the Company’s data services;
●	additional regulation of the Company’s video and voice services;
●	the Company’s ability to renew cable system franchises;
●	increases in pole attachment costs;
●	changes in local governmental franchising authority and broadcast carriage regulations;
●	the potential adverse effect of the Company’s level of indebtedness on its business, financial condition or results of operations and cash flows;
●	the possibility that interest rates will rise, causing the Company’s obligations to service its variable rate indebtedness to increase significantly;
●	the Company’s ability to incur future indebtedness;
●	fluctuations in the Company’s stock price;
●	the Company’s ability to continue to pay dividends;
●	dilution from equity awards and potential stock issuances in connection with acquisitions;
●	provisions in the Company’s charter, by-laws and Delaware law that could discourage takeovers; and
●	the other risks and uncertainties detailed from time to time in the Company’s filings with the SEC, including but not limited to its latest Annual Report on Form 10-K as filed with the SEC.

Any forward-looking statements made by the Company in this communication speak only as of the date on which they are made. The Company is under no obligation, and expressly disclaims any obligation, except as required by law, to update or alter its forward-looking statements, whether as a result of new information, subsequent events or otherwise.

CABLE ONE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended June 30,
(dollars in thousands, except per share data)	2019	2018	$ Change	% Change
Revenues:
Residential data	$132,824	$122,471	$10,353	8.5%
Residential video	84,033	87,462	(3,429)	(3.9)%
Residential voice	10,705	10,504	201	1.9%
Business services	49,759	38,485	11,274	29.3%
Advertising sales	4,750	5,916	(1,166)	(19.7)%
Other	3,579	3,576	3	0.1%
Total Revenues	285,650	268,414	17,236	6.4%
Costs and Expenses:
Operating (excluding depreciation and amortization)	95,688	91,783	3,905	4.3%
Selling, general and administrative	60,103	54,196	5,907	10.9%
Depreciation and amortization	54,835	49,033	5,802	11.8%
Loss on asset disposals, net	910	2,734	(1,824)	(66.7)%
Total Costs and Expenses	211,536	197,746	13,790	7.0%
Income from operations	74,114	70,668	3,446	4.9%
Interest expense	(18,516)	(14,953)	(3,563)	23.8%
Other income (expense), net	(9,632)	882	(10,514)	NM
Income before income taxes	45,966	56,597	(10,631)	(18.8)%
Income tax provision	9,571	12,812	(3,241)	(25.3)%
Net income	$36,395	$43,785	$(7,390)	(16.9)%

Net Income per Common Share:
Basic	$6.41	$7.70	$(1.29)	(16.8)%
Diluted	$6.35	$7.65	$(1.30)	(17.0)%
Weighted Average Common Shares Outstanding:
Basic	5,673,669	5,687,095	(13,426)	(0.2)%
Diluted	5,730,238	5,722,869	7,369	0.1%

Deferred loss on cash flow hedges and other, net of tax	$(33,970)	$-	$(33,970)	NM
Comprehensive income	$2,425	$43,785	$(41,360)	(94.5)%

__________

NM = Not meaningful.

CABLE ONE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands, except par values)	June 30, 2019	December 31, 2018
Assets
Current Assets:
Cash and cash equivalents	$102,283	$264,113
Accounts receivable, net	30,340	29,947
Income taxes receivable	2,693	10,713
Prepaid and other current assets	20,400	13,090
Total Current Assets	155,716	317,863
Property, plant and equipment, net	977,398	847,979
Intangible assets, net	1,035,210	953,851
Goodwill	355,347	172,129
Other noncurrent assets	25,781	11,412
Total Assets	$2,549,452	$2,303,234

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$102,817	$94,134
Deferred revenue	23,078	18,954
Current portion of long-term debt	17,153	20,625
Total Current Liabilities	143,048	133,713
Long-term debt	1,280,637	1,142,056
Deferred income taxes	263,245	242,127
Other noncurrent liabilities	99,614	9,980
Total Liabilities	1,786,544	1,527,876

Stockholders' Equity
Preferred stock ($0.01 par value; 4,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 5,887,899 shares issued; and 5,706,812 and 5,703,402 shares outstanding as of June 30, 2019 and December 31, 2018, respectively)	59	59
Additional paid-in capital	45,001	38,898
Retained earnings	902,615	850,292
Accumulated other comprehensive loss	(63,135)	(96)
Treasury stock, at cost (181,087 and 184,497 shares held as of June 30, 2019 and December 31, 2018, respectively)	(121,632)	(113,795)
Total Stockholders' Equity	762,908	775,358
Total Liabilities and Stockholders' Equity	$2,549,452	$2,303,234

CABLE ONE, INC.

RECONCILIATIONS OF NON-GAAP MEASURES

(Unaudited)

	Three Months Ended June 30,
(dollars in thousands)	2019	2018	$ Change	% Change
Net income	$36,395	$43,785	$(7,390)	(16.9)%
Net profit margin	12.7%	16.3%

Plus: Interest expense	$18,516	$14,953	$3,563	23.8%
Income tax provision	9,571	12,812	(3,241)	(25.3)%
Depreciation and amortization	54,835	49,033	5,802	11.8%
Equity-based compensation	3,082	2,506	576	23.0%
Severance expense	15	377	(362)	(96.0)%
Loss on deferred compensation	78	600	(522)	(87.0)%
Acquisition-related costs	871	-	871	NM
Loss on asset disposals, net	910	2,734	(1,824)	(66.7)%
System conversion costs	777	1,327	(550)	(41.4)%
Rebranding costs	2,902	-	2,902	NM
Other (income) expense, net	9,632	(882)	10,514	NM
Adjusted EBITDA	$137,584	$127,245	$10,339	8.1%
Adjusted EBITDA margin	48.2%	47.4%

Less: Capital expenditures	$63,861	$49,849	$14,012	28.1%
Capital expenditures as a percentage of net income	175.5%	113.8%
Capital expenditures as a percentage of Adjusted EBITDA	46.4%	39.2%

Adjusted EBITDA less capital expenditures	$73,723	$77,396	$(3,673)	(4.7)%

__________

NM = Not meaningful.

	Three Months Ended June 30,
(dollars in thousands)	2019	2018	$ Change	% Change
Net cash provided by operating activities	$108,116	$101,909	$6,207	6.1%
Capital expenditures	(63,861)	(49,849)	(14,012)	28.1%
Interest expense	18,516	14,953	3,563	23.8%
Amortization of debt issuance cost	(1,291)	(1,042)	(249)	23.9%
Income tax provision	9,571	12,812	(3,241)	(25.3)%
Changes in operating assets and liabilities	(2,851)	1,150	(4,001)	NM
Change in deferred income taxes	(4,545)	(3,849)	(696)	18.1%
Loss on deferred compensation	78	600	(522)	(87.0)%
Acquisition-related costs	871	-	871	NM
Severance expense	15	377	(362)	(96.0)%
Write-off of debt issuance costs	(4,207)	(110)	(4,097)	NM
System conversion costs	777	1,327	(550)	(41.4)%
Rebranding costs	2,902	-	2,902	NM
Other (income) expense, net	9,632	(882)	10,514	NM
Adjusted EBITDA less capital expenditures	$73,723	$77,396	$(3,673)	(4.7)%

__________

NM = Not meaningful.

CABLE ONE, INC.

OPERATING STATISTICS

(Unaudited)

	As of June 30,		Year-Over-Year Change
	2019	2018	Amount	%
Homes Passed	2,132,552	2,087,157	45,395	2.2%

Residential Customers	742,137	730,007	12,130	1.7%

Data PSUs	612,626	592,234	20,392	3.4%
Video PSUs	293,237	323,514	(30,277)	(9.4)%
Voice PSUs	93,918	103,834	(9,916)	(9.5)%
Total residential PSUs	999,781	1,019,582	(19,801)	(1.9)%

Business Customers	76,442	69,609	6,833	9.8%

Data PSUs	69,136	61,642	7,494	12.2%
Video PSUs	15,256	16,598	(1,342)	(8.1)%
Voice PSUs	29,754	25,849	3,905	15.1%
Total business services PSUs	114,146	104,089	10,057	9.7%

Total Customers	818,579	799,616	18,963	2.4%
Total non-video	508,294	460,707	47,587	10.3%
Percent of total	62.1%	57.6%

Data PSUs	681,762	653,876	27,886	4.3%
Video PSUs	308,493	340,112	(31,619)	(9.3)%
Voice PSUs	123,672	129,683	(6,011)	(4.6)%
Total PSUs	1,113,927	1,123,671	(9,744)	(0.9)%

Penetration
Data	32.0%	31.3%		0.7%
Video	14.5%	16.3%		(1.8)%
Voice	5.8%	6.2%		(0.4)%

Share of Second Quarter Revenues
Residential data	46.5%	45.6%		0.9%
Business services	17.4%	14.3%		3.1%
Total	63.9%	59.9%		4.0%

ARPU - Second Quarter
Residential data(1)	$71.80	$68.47	$3.33	4.9%
Residential video(1)	$93.43	$88.55	$4.88	5.5%
Residential voice(1), (2)	$37.32	$33.22	$4.10	12.3%
Business services(2), (3)	$218.77	$187.04	$31.73	17.0%

Number of Employees	2,297	2,292	5	0.2%

(1)

Average monthly revenue per unit values represent the applicable quarterly residential service revenues (excluding installation and activation fees) divided by the corresponding average of the number of PSUs at the beginning and end of each period, divided by three.

(2)

The increases in residential voice and business services ARPU from the prior year were partially a result of certain passthrough fees that were historically reported on a net basis. Residential voice and business services ARPU for the second quarter of 2019 would have been $33.14 and $214.64, respectively, if reported on a comparable basis.

(3)

Average monthly revenue per unit values represent quarterly business services revenues divided by the average of the number of business customer relationships at the beginning and end of each period, divided by three.